Exhibit 99.3
RISK FACTORS
Investing in our securities involves risks. Our business, financial condition, operating results and cash flows can be impacted by a number of factors, any of which could cause our results to vary materially from recent results or from our anticipated future results. See the risks under “Risk Factors” in our Annual Report on Form 10‑K for the year ended December 31, 2014, together with any material changes thereto contained in our subsequently filed Quarterly Reports on Form 10-Q, and those contained in our other filings with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus supplement and the accompanying prospectus. These risks could materially affect our business, results of operations or financial condition and could cause the value of our securities to decline. You could lose all or part of your investment.
We could be prevented from paying dividends on the Series A Preferred Stock.
We are a holding company, and we have no significant operations. We rely primarily on dividends and other distributions from our subsidiaries to us so we may, among other things, pay dividends on the Series A Preferred Stock, if and to the extent declared by our Board of Directors. The ability of our subsidiaries to pay dividends and other distributions to us depends on their earnings and is restricted by the terms of certain agreements governing their indebtedness. If our subsidiaries are in default under such agreements, then they may not pay dividends or other distributions to us.
Although dividends on the Series A Preferred Stock are cumulative and arrearages will accrue until paid, you will only receive cash dividends on the Series A Preferred Stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law, the terms of any senior shares or any documents governing our indebtedness. Certain of our current mortgage loans prohibit the payment of dividends by us unless certain requirements are met, including obtaining the approval of the lender in certain circumstances. There is no assurance that we will meet all such requirements. As such, we could become unable, on a temporary or permanent basis, to pay dividends on the shares of Series A Preferred Stock. In addition, future debt, contractual covenants or arrangements we or our subsidiaries enter into may restrict or prevent future dividend payments. Accordingly, there is no guarantee that we will be able to pay any cash dividends on the Series A Preferred Stock.
The Series A Preferred Stock has not been rated and will be subordinated to all of our existing and future debt.
The Series A Preferred Stock has not been rated by any nationally recognized statistical rating organization. In addition, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series A Preferred Stock will be subordinated to all of our existing and future debt, all of our senior shares and all future capital stock designated as senior to the Series A Preferred Stock. As of March 31, 2015, our total indebtedness was approximately $152.0 million. We may also incur additional indebtedness in the future to finance potential acquisitions or other activities, and the terms of the Series A Preferred Stock do not require us to obtain the approval of the holders of the Series A Preferred Stock prior to incurring additional indebtedness. As a result, our existing and future indebtedness may be subject to restrictive covenants or other provisions that may prevent or otherwise limit our ability to make dividend or liquidation payments on the Series A Preferred Stock. Upon our liquidation, our obligations to our creditors would rank senior to the Series A Preferred Stock and would be required to be paid before any payments could be made to holders of the Series A Preferred Stock.
We or our successor may not have sufficient funds available to redeem the Series A Preferred Stock following a Change of Control.
Under the terms of the Series A Preferred Stock, within 120 days after the date on which a Change of Control has occurred we (or the acquiring entity) are required to redeem all of the Series A Preferred Stock for cash at a specified redemption price, plus accrued and unpaid dividends, up to the redemption date. See “Description of the Series A Preferred Stock-Redemption-Special Redemption Upon Change of Control.”
If we do not have sufficient funding for such redemption, or if we or our successor is contractually restricted from redeeming the Series A Preferred Stock, the redemption will not occur, and holders of Series A Preferred Stock will be required to seek legal recourse to obtain such redemption.

Future offerings of preferred stock may adversely affect the value of the Series A Preferred Stock.
Our Charter currently authorizes us to issue up to 5,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our Board of Directors, of which 1,550,000 shares have been designated by our Board of Directors as Series A Preferred Stock, of which 1,525,000 are issued and outstanding. In connection with this offering, our Board of Directors will designate, by adopting articles of amendment to our Charter and filing them with the Secretary of State of the State of Georgia, at least such number of additional shares of preferred stock authorized by our Charter as Series A Preferred Stock as is necessary to complete this offering.
We may create and issue additional shares of Series A Preferred Stock and shares of other classes of preferred stock that would rank on parity with, or senior to, the Series A Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution. The authorization, creation and subsequent issuance of additional classes of shares of preferred stock on parity with or, with the consent of the holders of the Series A Preferred Stock, senior to the Series A Preferred Stock, would dilute the interests of the holders of Series A Preferred Stock and any issuance of preferred stock that is senior to the Series A Preferred Stock could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series A Preferred Stock.
The market price of the Series A Preferred Stock could be substantially affected by various factors.
The market price of the Series A Preferred Stock has fluctuated and could fluctuate significantly in the future as a result of various factors and events, many of which are beyond our control. These factors may include:

•	Prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred Stock;

•	Trading prices of preferred equity securities issued by other companies in the industry;

•	The annual yield from distributions on the Series A Preferred Stock as compared to yields on other financial instruments;

•	Variations in our operating results;

•	Changes in our financial condition, performance and prospects;

•	Changes in general economic and market conditions;

•	The departure of any of our key executive officers or directors;

•	Announcements by us or our competitors of significant acquisitions, strategic partnerships or transactions;

•	Press releases or negative publicity relating to us or our competitors or relating to trends in healthcare;

•	Government action or regulation, including changes in federal, state and local healthcare regulations to which we are subject;

•	The level and quality of securities analysts’ coverage of our stock;

•	Changes in financial estimates or recommendations by securities analysts with respect to us or our competitors; and

•	Our issuance of additional preferred equity or debt securities.
Furthermore, the stock market in recent years has experienced sweeping price and volume fluctuations that often have been unrelated to the operating performance of affected companies. These market fluctuations may also cause the price of the Series A Preferred Stock to decline.
In the event of fluctuations in the price of the Series A Preferred Stock, shareholders may be unable to resell shares of the Series A Preferred Stock at or above the price at which they purchased such shares. Additionally, due to fluctuations in the market price of the Series A Preferred Stock, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.

Holders of Series A Preferred Stock have extremely limited voting rights.
Except as expressly stated in our Charter, as a holder of Series A Preferred Stock, you will not have any relative, participating, optional or other special voting rights and your approval will not be required for the taking of any corporate action other than as provided in our Charter. For example, your approval would not be required for any merger or consolidation in which we are involved or sale of all or substantially all of our assets except to the extent that such transaction materially adversely changes the express powers, preferences, rights or privileges of the holders of Series A Preferred Stock. See “Description of the Series A Preferred Stock-Voting Rights.”
The Series A Preferred Stock has only a limited trading market, which may negatively affect its value and your ability to transfer and sell your shares.
The Series A Preferred Stock has only a limited trading market. An active trading market on the NYSE MKT for the Series A Preferred Stock may never develop or, even if one develops, may not be maintained and may not provide you with adequate liquidity. The liquidity of any market for the Series A Preferred Stock will depend on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Series A Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Series A Preferred Stock. As a result, the ability to transfer or sell the Series A Preferred Stock could be adversely affected.
The Series A Preferred Stock is not convertible, and investors will not realize a corresponding upside if the price of our common stock increases.
The Series A Preferred Stock is not convertible into our common stock and earns dividends at a fixed rate. Accordingly, the market value of the Series A Preferred Stock may depend on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, the Series A Preferred Stock.
Holders of the Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”
Distributions paid to corporate U.S. holders of the Series A Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series A Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series A Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series A Preferred Stock might decline.
For additional information concerning these matters, see “Material U.S. Federal Income Tax Considerations.”
We will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and we may not invest the proceeds successfully.
We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of debt, working capital or the funding of potential acquisitions. Accordingly, we will have broad discretion as to the use of the net proceeds from this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us. See “Use of Proceeds.”
We are currently in a dispute with the landlord of eight of our Georgia facilities, which, if not resolved to our satisfaction, could have a material adverse effect on our business, results of operations and financial condition.

We lease eight of our skilled nursing facilitates located in Georgia under a master lease with a single landlord which expires in 2020 and have subleased all of these facilities to third-party operators with transfer of operations complete. On May 18, 2015, the landlord delivered to us a notice which, among other things, alleges that we are in default under the master lease for, among other reasons, subleasing the facilities to third-party operators without the landlord’s written consent and reserves the landlord’s right to terminate the master lease and/or pursue any other remedy available at law or in equity. We do not believe that we are in default under the master lease and are in discussions with the landlord regarding the matter. The master lease provides that, in the event of a default, the landlord may, among other things, terminate the master lease and retain the advance rent and security deposit paid by us thereunder, which totals approximately $2.0 million. Upon notice of default under the master lease, we have the right to terminate the subleases without penalty. If the landlord terminates the master lease or if we are unable to otherwise resolve this matter on terms acceptable to us, then our business, results of operations and financial condition could be materially and adversely affected.